Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, January 19, 2017

Codorus Valley Bancorp, Inc. Reports Earnings

For the Quarter and Year Ended December 31, 2016

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.8 million or $0.46 per share basic and diluted, for the three months ended December 31, 2016, as compared to earnings of $2.7 million or $0.40 per share basic and diluted, for the three months ended December 31, 2015. For the year ended December 31, 2016, the Corporation earned $13.1 million or $1.56 per share basic and $1.55 per share diluted, compared to $11.0 million or $1.68 per share basic and $1.67 per share diluted for the year ended December 31, 2015. The decrease in earnings per share was primarily a result of the 1,746,850 common shares issued in the $34.5 million public offering completed in December 2015.

Chairman, President and CEO Larry J. Miller commented, “2016 was a strong year for Codorus Valley Bancorp, Inc. and PeoplesBank as total loans and deposits reached record levels. Gross loans grew by more than 13 percent in 2016 while total deposits grew more than 15 percent. Additionally, non-interest bearing deposits grew by more than 24 percent year-over-year; this success is a direct result of the hard work and dedication of our associates. We continue to execute on our long-term strategic initiatives, maximize the investments we have made in the expansion of our franchise, and seize upon the opportunities presented as a result of market disruptions.”

Miller continued, “As we enter 2017, we will be expanding our Small Business Administration activities as we deliver the products and services needed by area businesses that drive economic and job growth throughout our community. This, along with many other planned initiatives throughout our core Pennsylvania and Maryland markets, will provide us with the opportunity to continue to grow our franchise.”

The Corporation’s net interest income for the three months ended December 31, 2016 was $14.0 million, an increase of $1.7 million or 14 percent when compared to the net interest income of $12.3 million for the same period in 2015. For the full year of 2016, net interest income was $53.6 million, reflecting an increase of $5.8 million or 12 percent compared to $47.8 million for 2015. The growth for the three months and year ended December 31, 2016 was driven by an increase in interest earning assets, primarily commercial loans. The Corporation’s net interest margin was 3.89 percent for the full year 2016, an increase over the net interest margin of 3.79 percent for the same period in 2015. PeoplesBank continues to have success in growing low cost core deposits, while maintaining reasonable loan yields in a highly competitive pricing environment.

The provision for loan losses for the three months ended December 31, 2016 was $600,000, a $600,000 decrease as compared to the same period in 2015. For the full year of 2016, the provision for loan losses was $3.0 million compared to $3.5 million for the same period in 2015. The decrease in the provision for the fourth quarter and full year was primarily due to a reduction in net charge-offs in 2016 as compared to 2015. The allowance for loan losses to total loans at December 31, 2016 was 1.18% compared to 1.13% as of December 31, 2015.

Noninterest income, excluding gain on sales of investment securities, for the three months ended December 31, 2016 was $2.6 million, an increase of 19 percent compared to noninterest income of $2.2 million during the same period of 2015. For the full year of 2016, noninterest income, excluding gain on sales of investment securities, was $9.8 million, an increase of 15 percent compared to $8.6 million for the same period in 2015. The increase in noninterest income, excluding gain on sales of investment securities, was attributed primarily to increases in gains on sales of loans, service charges on deposit accounts, wealth management income, and income from bank owned life insurance. There were no gains on sales of investment securities for the fourth quarter of 2016 or 2015. Gain on sales of investment securities decreased $298,000 for the full year of 2016 in comparison to 2015.

Noninterest expense was $10.5 million for the fourth quarter of 2016, an increase of 13 percent as compared to noninterest expense of $9.4 million for the fourth quarter of 2015. For the full year of 2016, noninterest expenses totaled $41.6 million, an increase of 11 percent compared to $37.4 million for 2015. Higher personnel, costs associated with other real estate owned, external data processing, debit card processing and marketing expenses accounted for the majority of the increase. The primary driver of the aforementioned increase in noninterest expense was the expansion of our business and consumer banking services in our Maryland and Pennsylvania markets.

Income tax expense for the quarter and year to date periods ended December 31, 2016 were $1.7 million and $5.9 million, respectively, versus $1.2 million and $4.8 million for the same periods in 2015, respectively. The effective tax rate for the year ended December 31, 2016 was 31.0 percent as compared to 30.2 percent for the same period in 2015.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2015 Form 10-K and its 2016 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Interest income	$16,233	$14,393	$62,230	$56,002
Interest expense	2,231	2,094	8,649	8,174
Net interest income	14,002	12,299	53,581	47,828
Provision for loan losses	600	1,200	3,000	3,500
Noninterest income	2,629	2,214	10,030	9,047
Noninterest expense	10,530	9,360	41,623	37,427
Income before income taxes	5,501	3,953	18,988	15,948
Provision for income taxes	1,659	1,183	5,886	4,813
Net income	3,842	2,770	13,102	11,135
Preferred stock dividends	0	30	16	120
Net income available to common shareholders	$3,842	$2,740	$13,086	$11,015
Basic earnings per common share	$0.46	$0.40	$1.56	$1.68
Diluted earnings per common share	$0.46	$0.40	$1.55	$1.67

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2016	2015
Cash and short term investments	$74,032	$57,485
Investment securities	201,665	218,498
Loans	1,272,319	1,123,775
Allowance for loan losses	(14,992)	(12,704)
Net loans	1,257,327	1,111,071
Premises and equipment, net	24,573	24,606
Goodwill	2,301	2,301
Other assets	51,689	42,373
Total assets	$1,611,587	$1,456,334

Deposits	$1,264,177	$1,094,149
Borrowed funds	181,947	194,820
Other liabilities	10,506	8,224
Shareholders' equity	154,957	159,141
Total liabilities and shareholders' equity	$1,611,587	$1,456,334

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

Quarterly					Year-to-Date
2016	2016	2016	2016	2015	December 31,
4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2016	2015

Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,842	$3,403	$3,040	$2,801	$2,740	$13,086	$11,015
Basic earnings per common share	$0.46	$0.41	$0.36	$0.33	$0.40	$1.56	$1.68
Diluted earnings per common share	$0.46	$0.40	$0.36	$0.33	$0.40	$1.55	$1.67
Cash dividends paid per common share	$0.124	$0.124	$0.124	$0.124	$0.118	$0.496	$0.462
Tangible book value per common share	$18.11	$18.25	$18.00	$17.66	$17.33	$18.11	$17.33
Book value per common share	$18.39	$18.53	$18.28	$17.94	$17.61	$18.39	$17.61
Average common shares outstanding	8,398	8,378	8,365	8,358	6,825	8,375	6,555
Average diluted common shares outstanding	8,483	8,448	8,433	8,425	6,891	8,446	6,626

Performance Ratios (%)
Return on average assets (2)	1.01	0.89	0.84	0.79	0.78	0.88	0.82
Return on average equity (2)	9.86	8.79	8.01	7.22	8.38	8.47	8.94
Return on average realized equity (2)(3)	9.92	8.95	8.13	7.31	8.52	8.58	9.12
Net interest margin (4)	3.91	3.75	3.95	3.95	3.71	3.89	3.79
Efficiency ratio (5)	61.94	62.44	64.89	67.33	62.90	64.09	64.60
Net overhead ratio (2)(7)	2.07	2.00	2.19	2.33	2.02	2.15	2.12

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (2)	(0.05)	0.05	0.11	0.15	0.32	0.06	0.19
Allowance for loan losses to total loans (6)	1.18	1.18	1.16	1.14	1.13	1.18	1.13
Nonperforming assets to total loans
and foreclosed real estate	0.51	0.44	0.46	0.56	0.59	0.51	0.59

Capital Ratios (%)
Average equity to average assets	10.22	10.12	10.45	11.00	9.35	10.44	9.15
Tier 1 leverage capital ratio	10.76	10.53	10.89	10.99	11.73	10.76	11.73
Common equity Tier 1 capital ratio	11.88	12.18	12.38	12.55	12.56	11.88	12.56
Tier 1 risk-based capital ratio	12.66	12.99	13.22	13.42	14.49	12.66	14.49
Total risk-based capital ratio	13.81	14.14	14.35	14.55	15.60	13.81	15.60

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets